EXHIBIT 99.1

F O R   I M M E D I A T E   R E L E A S E

July 30, 2004
26220 Enterprise Court Lake Forest, California 92630 Tel 949.639.2000 Fax 949.587.1850	For Further Information, Contact: Lawrence M. Higby Amin I. Khalifa Chief Executive Officer or Chief Financial Officer 949.639.4960 949.639.4990

APRIA HEALTHCARE ANNOUNCES
SECOND QUARTER 2004 FINANCIAL RESULTS

        LAKE FOREST, CA… July 30, 2004… Apria Healthcare Group Inc. (NYSE:AHG), the nation’s leading home healthcare company, today announced its financial results for the quarter ended June 30, 2004. Revenues were $359.6 million, a 5% increase over revenues of $343.3 million for the second quarter of 2003. Net income for the second quarter was $29.1 million or $.57 per share (diluted) compared to $29.4 million or $.53 per share for the second quarter of 2003. Revenues and net income in 2004 have been driven by growth in Apria’s respiratory therapy product line which, compared to the prior year second quarter, grew 6.8%. The company’s overall revenue growth rate was impacted by $17.5 million or 5% due to the 2004 Medicare respiratory medication reimbursement cuts and the company’s decision not to renew the Gentiva CareCentrix Inc. business.

        Earnings before interest, taxes, depreciation and amortization (EBITDA) was $89.0 million for the second quarter of 2004 compared to $85.8 million for the second quarter of 2003. EBITDA is presented as a supplemental performance measure and is not meant to be considered as an alternative to net income or cash flows from operating activities or any other measure calculated in accordance with generally accepted accounting principles. Further, EBITDA may not be comparable to similarly titled measures used by other companies. A table reconciling EBITDA to net income is presented at the bottom of the condensed consolidated statements of income included in this release.

        Days sales outstanding were 53 days for the second quarter of 2004, up one day from the prior year quarter. The increase can be attributed to the recent acquisition activity and the resulting delays that we experience as we convert patients onto our systems and apply for provider numbers. Operating cash flows for the six months ended June 30, 2004 were $137.8 million, compared to $135.6 million for the same period last year.

        “We continue to be pleased with our financial results,” said Lawrence M. Higby, Apria’s Chief Executive Officer. “The second quarter results reflect our ability to overcome adverse issues such as the 2004 Medicare reimbursement cuts and the phasing out of the Gentiva CareCentrix Inc. business. We continue to manage our expenses through a number of productivity initiatives. Selling, distribution and administrative costs were reduced to 54.1% of sales in the second quarter from 54.6% in the prior year quarter. Further, our consistently strong operating cash flows afford us the ability to pursue growth, both internally and through acquisitions.”

        “During the second quarter of 2004, we closed an unprecedented number of acquisitions. We purchased 14 businesses for approximately $67 million. Along with the 7 businesses we purchased for approximately $42 million in the first quarter, we’re well on our way to achieving our revised full year target of $130 million. For 2004, we expect revenue to grow in the 5-6 percent range due to the expansion of our respiratory business and recent acquisitions. Earnings per share should grow in the 7 to 9 percent range for the year, consistent with our prior forecast.”

        Apria provides home respiratory therapy, home infusion therapy and home medical equipment through approximately 455 branches serving patients in 50 states. With more than $1.4 billion in annual revenues, it is the nation’s leading homecare company.

        This release may contain statements regarding anticipated future developments that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Results may differ materially as a result of the risk factors included in the Company’s filings with the Securities and Exchange Commission and other factors over which the Company has no control.

(Financial tables attached)

APRIA HEALTHCARE GROUP INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
(dollars in thousands)	2004	2003

ASSETS	(unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$58,006	$160,533
Accounts receivable, less allowance for doubtful accounts	213,736	196,413
Inventories, net	34,740	29,089
Other current assets	42,021	43,280

TOTAL CURRENT ASSETS	348,503	429,335

PATIENT SERVICE EQUIPMENT, NET	229,656	209,551
PROPERTY, EQUIPMENT & IMPROVEMENTS, NET	49,637	50,192
OTHER ASSETS, NET	445,539	354,357

TOTAL ASSETS	$1,073,335	$1,043,435

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$171,999	$158,574
Current portion of long-term debt	31,177	31,522

TOTAL CURRENT LIABILITIES	203,176	190,096

LONG-TERM DEBT, net of current portion	454,348	469,241
OTHER NON-CURRENT LIABILITIES	29,766	18,150

TOTAL LIABILITIES	687,290	677,487
STOCKHOLDERS’ EQUITY	386,045	365,948

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	1,073,335	1,043,435

APRIA HEALTHCARE GROUP INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

(dollars in thousands, except per share data)	2004	2003	2004	2003

Respiratory therapy	$246,691	$231,054	$489,077	$455,268
Infusion therapy	60,424	61,031	119,112	119,834
Home medical equipment/other	52,447	51,199	102,254	103,251

NET REVENUES	359,562	343,284	710,443	678,353

GROSS PROFIT	260,642	251,444	512,602	494,352

Provision for doubtful accounts	12,811	12,915	26,280	25,716
Selling, distribution and administrative expenses	194,537	187,515	381,877	368,487
Amortization of intangible assets	1,509	715	2,785	1,411

OPERATING INCOME	51,785	50,299	101,660	98,738
Interest expense, net	4,954	2,860	9,909	6,341

INCOME BEFORE TAXES	46,831	47,439	91,751	92,397
Income tax expense	17,772	18,027	34,845	35,159

NET INCOME	$29,059	$29,412	$56,906	$57,238

Income per common share - assuming dilution	$0.57	$0.53	$1.12	$1.03

Weighted average number of common shares outstanding	50,675	55,453	50,758	55,423

Reconciliation - EBITDA:
Reported net income	$29,059	$29,412	$56,906	$57,238
Add back: Interest expense, net	4,954	2,860	9,909	6,341
Add back: Income tax expense	17,772	18,027	34,845	35,159
Add back: Depreciation	35,728	34,742	70,476	65,994
Add back: Amortization of intangible assets	1,509	715	2,785	1,411

EBITDA	$89,022	$85,756	$174,921	$166,143

APRIA HEALTHCARE GROUP INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Six Months Ended June 30,

(dollars in thousands)	2004	2003

OPERATING ACTIVITIES
Net income	$56,906	$57,238
Items included in net income not requiring cash:
Provision for doubtful accounts	26,280	25,716
Depreciation and amortization	73,261	67,405
Deferred income taxes and other	13,537	10,828
Changes in operating assets and liabilities, exclusive of effects of acquisitions	(32,186)	(25,597)

NET CASH PROVIDED BY OPERATING ACTIVITIES	137,798	135,590
INVESTING ACTIVITIES
Purchases of patient service equipment and property,
equipment and improvements, exclusive of effects of acquisitions	(77,801)	(81,072)
Proceeds from disposition of assets	79	349
Cash paid for acquisitions, including payments of deferred consideration	(100,052)	(42,522)

NET CASH USED IN INVESTING ACTIVITIES	(177,774)	(123,245)
FINANCING ACTIVITIES
Net payments on debt	(16,767)	(7,738)
Capitalized debt issuance costs	(37)	-
Outstanding checks included in accounts payable	(4,353)	(4,206)
Repurchases of common stock, net	(41,414)	(2,351)

NET CASH USED IN FINANCING ACTIVITIES	(62,571)	(14,295)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(102,547)	(1,950)
Cash and cash equivalents at beginning of period	160,553	26,383

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$58,006	$24,433